EXHIBIT 5.1

June 20, 2018

UMH Properties, Inc.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) covering up to 2,000,000 additional shares (the “Securities”) of the Company’s common stock, $0.10 par value per share (the “Common Stock”), available for issuance to eligible participants in accordance with the terms of the UMH Properties, Inc. Amended and Restated 2013 Incentive Award Plan (the “Plan”).

In furnishing this opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Articles of Incorporation and By-Laws, as amended to date, and resolutions adopted by the Board of Directors authorizing the filing of the Registration Statement and the issuance of the Securities. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, it is our opinion that the 2,000,000 additional shares of the Company’s Common Stock to be issued to eligible participants in accordance with the terms of the Plan will, when so issued, delivered and paid for, be validly authorized and issued, fully paid and non-assessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America. This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to be named in the Registration Statement to be filed by you with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as attorneys who have passed upon the legality of the Securities to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP